EXHIBIT J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated March 1, 2013 on the financial statements of Ancora Trust, comprising Ancora Income Fund, Ancora Equity Fund, Ancora MicroCap Fund and Ancora Special Opportunity Fund, as of December 31, 2012 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Ancora Trusts’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 29, 2013